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                                                                   EXHIBIT 23.1

Independent Auditors' Consent

We consent to the use in this Amendment No. 4 to Registration Statement No.333-78845 of Alliance Resource Partners, L.P. on Form S-1 of our report dated May 14, 1999 relating to the combined financial statements of Alliance Resource Group which expresses an unqualified opinion and includes an explanatory paragraph relating to the non-comparability of predecessor and successor financial statements due to the business combination on August 1, 1996 and the resulting application of purchase accounting and of our reports dated May 17, 1999 relating to the balance sheets of Alliance Resource Partners, L.P. and Alliance Resource GP, LLC and of our report dated July 20, 1999 relating to the balance sheet of Alliance Resource Management GP, LLC which express unqualified opinions appearing in the Prospectus, which is part of such Registration Statement, and the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
Tulsa, Oklahoma
August 9, 1999